Exhibit 10.2

BROCADE SALES LEADER PLAN

October 28, 2011

(Effective as of fiscal year 2012)

Revision to Sales Expense-to-Revenue metric language, dated December 19, 2011

Approved 12/21/11

PURPOSE

The Brocade Sales Leader Plan is designed to link incentive compensation with Company performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

Performance against Company and Individual objectives is measured annually (according to the Company’s fiscal year) (Plan Period), with a Revenue Quarterly Target Incentive as 1/6th of the total incentive target and a Multi-factor bonus as 5/6ths of the total incentive target. The Multi-factor bonus is comprised of Company Performance objectives (Revenue, Gross Margin, and Sales Expense-to-Revenue) which are 90% of the multi-factor bonus and Individual Performance objectives which are 10% of the multi-factor bonus.

ELIGIBILITY

The Senior Vice President Worldwide Sales is the only eligible participant in the Sales Leader Plan Program. The Senior Vice President Worldwide Sales shall not be eligible to participate in the Company’s FY12 Senior Leadership Plan (SLP) or FY12 “Rev” It Up Plan.

Participant must be employed in a Sales Leader Plan eligible position as a regular (full-time or part-time) employee at the end of each quarter, if eligible to receive a Revenue Quarterly Target Incentive payout, and at the end of the fiscal year to be eligible to earn the remainder of the annual Sales Leader Plan Payout.

PARTICIPANT PERFORMANCE CONTRACTS

As each Plan Period begins, Participant must complete a VP Performance Contract. Performance Contracts should be tied to Company and departmental goals as outlined by the Board of Directors (i.e., Company priorities and initiatives). All goals must be tied to overall Company objectives and have defined measurements.

Before the Performance Contract for the Senior Vice President Worldwide Sales is final, it shall be reviewed and approved by Finance, Human Resources, and the CEO.

1.

COMPANY PERFORMANCE & SALES LEADER PLAN FUNDING

Each Plan Period, Brocade’s Board of Directors will approve Brocade’s fiscal year business operating plan, including a Revenue target (Target Revenue), a Non-GAAP Gross Margin target (Target Gross Margin) and a Non-GAAP Sales Expense-to-Revenue Percentage Target (Target Sales Expense-to-Revenue Percentage), for the Company to achieve during the Plan Period. All Non-GAAP measures will be calculated following the Company’s standard policies for Non-GAAP measurements.

At the end of each quarter, solely for the Revenue Quarterly Target Incentive, and at the end of each annual Plan Period, Brocade will determine amounts to be paid under the Sales Leader Plan based on the actual performance on a pre-bonus basis (Actual Company Performance) achieved by Brocade during the Plan Period (Actual Revenue, Actual Non-GAAP Gross Margin and Actual Non-GAAP Sales Expense-to-Revenue Percentage) relative to the Target Revenue (Revenue Percentage), Target Gross Margin (Gross Margin Percentage) and Target Sales Expense-to-Revenue Percentage (Sales Expense-to-Revenue Percentage). The Actual Revenue, Actual Non-GAAP Gross Margin and Actual Non-GAAP Sales Expense-to-Revenue Percentage will be communicated following the end of each Plan Period.

PARTICIPANT INCENTIVE TARGET PERCENTAGE

The Participant’s Annual Incentive Target Percentage is 200% of the Participant’s annual base salary and is approved by the Company’s Compensation Committee.

SALES LEADER PLAN PAYOUTS

On an annual basis, the Compensation Committee reviews and approves the formula for cash bonus payouts and actual Sales Leader Plan bonus payouts to any person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (Section 16 Officer).

Payouts under the Sales Leader Plan are subject to limitations as determined by the Compensation Committee, including:

•	A minimum bonus payout threshold for revenue (Minimum Revenue Threshold),

•	A minimum bonus payout threshold for Non-GAAP gross margin (Minimum GM Threshold), and

•	A maximum Sales Expense-to-Revenue Percentage (Maximum Sales Expense-to Revenue-Expense Percentage)

Notwithstanding the foregoing, Participants will not be eligible for any Multi-Factor Bonus Payout under the Sales Leader Plan if revenue is less than the Minimum Revenue Threshold.

2.

Subject to the Minimum Revenue Threshold and except as otherwise agreed upon by: (i) the Compensation Committee for the Section 16 officers, and (ii) the Participant, the Total Sales Leader Plan cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Total Sales Leader Plan Payout = Actual earned Revenue Quarterly Target Incentive (1/6th of total incentive target) + Multi-Factor Bonus Payout (5/6 ths of total incentive target)

•	Multi-Factor Bonus Payout = ((Actual Company Performance Incentive which is Revenue + Gross Margin + Sales Expense-to-Revenue ) ) + (Individual Performance Incentive))

Bonus will be calculated using the Annual Base Salary and Annual Incentive Target Percentage as of the last day of the Plan Period, except as set forth above or otherwise indicated in writing by Brocade.

Revenue Quarterly Target Incentive. TheRevenue Quarterly Target Incentive is 1/6th of the total incentive target. Other than the initial 25% payment, which shall be automatically deemed earned, this incentive may be earned and paid in increments of 25%/quarter only if 100% of the quarterly revenue target is achieved for the preceding quarter. Example, at the beginning of Q1, 25% will automatically be paid to the Participant within 8 weeks of the beginning of Q1; if the Q1 revenue target is 100% achieved, another 25% will be paid to the Participant within eight (8) weeks of the beginning of Q2; if the Q2 revenue target is 100% achieved, another 25% will be paid to the Participant within eight (8) weeks of the beginning of Q3; if the Q3 revenue target is 100% achieved, a final 25% will be paid to the Participant within eight (8) weeks of the the beginning of Q4. If, however, the Q1 revenue target is not achieved at 100%, then the 25% paid at the beginning of Q2 is forfeited. The same analysis would be performed in Q2 and Q3 to determine if the revenue target for the preceding quarter was not achieved at 100%.

Actual Company Performance Multiplier (90% of the Multi-Factor bonus payout). The Actual Company Performance Multiplier for the plan Participant is equal to the sum of:

(i) Revenue Payout Percentage multiplied by 50%, plus

(ii) Gross Margin (GM) Payout Percentage multiplied by 25%, plus

(iii) Sales Expense to Revenue Payout Percentage multiplied by 25%.

The applicable minimum threshold for Revenue (Minimum Revenue Threshold) is 90%, the applicable minimum threshold for GM (Minimum GM Threshold) is , 2% less than the Target GM and the applicable maximum threshold for Sales Expense-to-Revenue Percentage (Maximum Sales Expense-to-Revenue Percentage Threshold) is 110%. The Revenue Payout Percentage, Gross Margin Payout Percentage and Sales Expense-to-Revenue Payout Percentage are uncapped for overachievement.

The Revenue Payout Percentage, Gross Margin (GM) Payout Percentage and Sales Expense-to-Revenue Payout Percentage are calculated as follows:

Revenue Payout Percentage:

•	If the Revenue Percentage is below the Minimum Revenue Threshold, the Revenue Payout Percentage shall be 0% (zero).

3.

•

If the Revenue Percentage is equal to or above the Target Revenue Threshold, the Revenue Payout Percentage shall be equal to 100% plus three (3) percentage points for each Revenue Percentage point above the Target Revenue Threshold.

•

If the Revenue Percentage is equal to or above the Minimum Revenue Threshold but below the Target Revenue Threshold, the Revenue Payout Percentage shall be equal to 100% less two (2) percentage points for each Revenue Percentage point below the Target Revenue Threshold.

Gross Margin (GM) Payout Percentage:

•	If the GM Percentage is below the Minimum GM Threshold, the GM Payout Percentage shall be 0% (zero).

•

If the GM Percentage is equal to or above the Target GM Threshold, the GM Payout Percentage shall be equal to 100% plus 2.5% percentage points for each 1/10th of GM Percentage point above the Target GM Threshold.

•

If the GM Percentage is equal to or above the Minimum GM Threshold but below the Target GM Threshold, the GM Payout Percentage shall be equal to 100% less 2.5 percentage points for each 1/10th of GM Percentage point below the Target GM Threshold.

Sales Expense-to-Revenue Payout Percentage:

•	If the Sales Expense-to-Revenue Percentage is above the Maximum Sales Expense-to-Revenue Percentage, the Sales Expense-to-Revenue Payout Percentage shall be 0% (zero).

•

If the Sales Expense-to-Revenue Percentage is equal to or below the Target Sales Expense-to-Revenue Percentage, the Sales Expense -to-Revenue Payout Percentage shall be equal to 100% plus three (3) percentage points for each 1% below the Target Sales Expense-to-Revenue Percentage,

•

If the Sales Expense-to-Revenue Percentage is equal to or above the Target Sales Expense-to-Revenue Percentage but below the Maximum Sales Expense-to-Revenue Percentage Threshold, the Sales Expense -to-Revenue Payout Percentage shall be equal to 100% less two (2) percentage points for each 1% above the Target Sales Expense-to-Revenue Percentage.

Fractional amounts shall be interpolated based on the above scaling.

Individual Performance Percentage Multiplier (10% of the Multi-Factor bonus payout). The Individual Performance Multiplier for the Plan Participant is based on individual performance relative to achieving individual performance, department goals, and leadership competencies, and may range from zero (0) to 110%. On an annual basis, the Compensation Committee reviews and approves the Individual Performance Percentage (with input from the CEO) for Section 16 Officers. The Individual Performance Percentage can range from 0% (zero) to 110%.

Program payouts are generally made within eight (8) weeks of the beginning of each quarter, if eligible and within eight (8) weeks following the conclusion of the 12-month Plan Period.

4.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval

The Compensation Committee reserves the right to decrease or eliminate bonus otherwise indicated.

New Hires and Promotions

A Participant who is new to the company or who is promoted into the Sales Leader Plan must complete a Performance Contract within 60 days of beginning in the new position. Payouts will be pro-rated for Participants who are hired or transferred into the Sales Leader Plan during any Plan Period.

Position/Salary Factor

Payout will be based on the Participant’s annual base salary and job position on the last day of the Plan Period.

Terminations: Any Participant whose employment terminates for any reason before the end of the fiscal year is not eligible to earn a Sales Leader Plan payout, other than the portion of the $100K Revenue Quarterly Target Incentive that may already have been paid at that point.

Leaves of Absences, Disability or Death: In the event of the Participant’s death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any, or will otherwise be paid to his or her estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at any time prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to earn a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy, except that the Compensation Committee must approve exceptions for Section 16 officers.

Section 409A: It is intended that any payments made under the Sales Leader Plan will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, Section 409A), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the Sales Leader Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the

5.

U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this the Sales Leader Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

Other Provisions: Participation in the Sales Leader Plan does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the Sales Leader Plan and any participation therein, including, but not limited to, Sales Leader Plan eligibility, Sales Leader Plan funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the Sales Leader Plan at any time in its sole discretion. This Sales Leader Plan supersedes all prior written or oral statements to employees regarding the Sales Leader Plan for the periods contemplated hereunder.

6.